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                                                                    EXHIBIT 99.1


[McLeodUSA logo]                           [MCLD: A Nasdaq-100
Company logo]



McLeodUSA Incorporated
McLeodUSA Technology Park
6400 C Street SW, PO Box 3177
Cedar Rapids, IA 52406-3177
Investor Contact: Bryce E. Nemitz
Press Contact: Bruce A. Tiemann
mcleodusa_ir@mcleodusa.com
Phone: (319)790-7800
FAX:   (319)790-7767

FOR IMMEDIATE RELEASE

                   McLeodUSA ANNOUNCES SALE OF PCS LICENSES

    Proceeds in Excess of $100 Million to be Reinvested in Core Operations
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(CEDAR RAPIDS, Iowa) -- May 2, 2001 -- McLeodUSA Incorporated (Nasdaq: MCLD),
one of the nation's leading telecommunications providers, today announced that it has sold two of its PCS licenses and has entered into agreements to sell the remainder of its PCS licenses to four buyers for a combined total exceeding $100 million. McLeodUSA purchased the Block D and E licenses of 10-20 MHz in January 1997 for approximately $30 million total.

The buyers include U.S. Cellular Corporation, TeleCorp PCS, HickoryTech Corp. and Midwest Wireless. The licenses cover certain markets in Iowa, Illinois, Minnesota, Nebraska and South Dakota.

McLeodUSA President and Co-CEO Steve Gray stated, "When we spoke with our financial analysts and key investors on February 21, we indicated that there are both opportunities and challenges in our forecast for 2001. an opportunity has been realized with this sale of our wireless licenses. We will continue to evaluate other non-core assets to determine the value, both operationally and economically, to the core business of McLeodUSA."

The transactions are subject to FCC and Hart-Scott-Rodino approval. A series of transactions with the four buyers are expected to close over the remainder of 2001. a sale of two of the licenses was completed in April. Specific terms of the transactions were not disclosed. Daniel & Associates, the Denver-based media and telecommunications mergers and acquisitions specialist, represented McLeodUSA in the sale of its PCS licenses.


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About McLeodUSA
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McLeodUSA provides integrated communications services, including local services, in 25, Midwest, Southwest, Northwest and Rocky Mountains states. The Company also provides data and voice services in all 50 states. McLeodUSA is a Nasdaq-100 company traded under the symbol MCLD. Visit the Company's web site at www.mcleodusa.com.
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